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Exhibit 23.2

CONSENT OF SAMDUK ACCOUNTING CORPORATION,
INDEPENDENT PUBLIC ACCOUNTANTS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of 24/7 Real Media, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated November 25, 2003, with respect to the financial statements of Real Media Korea Co., Ltd. included in the Current Report on Form 8-K of 24/7 Real Media, Inc. filed with the Securities and Exchange Commission on January 12, 2004.

/s/ Samduk Accounting Corporation

Seoul, Korea
February 11, 2004

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CONSENT OF SAMDUK ACCOUNTING CORPORATION, INDEPENDENT PUBLIC ACCOUNTANTS